LEASE AGREEMENT
BETWEEN
FMBP INDUSTRIAL I LP,
AS LANDLORD
AND
FUNIMATION PRODUCTIONS, LTD
AS TENANT
May 29, 2007
Corporate Ridge
Flower Mound, Texas

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LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”) is executed effective as of May ___, 2007 (the “Effective Date”), between FMBP INDUSTRIAL I LP, a Delaware limited partnership (“Landlord”), and FUNIMATION PRODUCTIONS, LTD, a Texas limited partnership (“Tenant”).
SECTION 1 — DEFINITIONS
     1.1 Definitions. As used in this Lease, the following terms are defined below:
          “Base Rent” means the following:

	Base Rent per
	Square Foot of
	Floor Space (per
Lease Year	year)	Annual Base Rent		Monthly Base Rent
1-2	$12.12 *	$587,820.00	*	$48,985.00	*
3-6	$12.78	$619,830.00		$51,652.50
7-10	$13.10	$635,350.00		$52,945.83

*	Base Rent for the first 7 months of the Lease Term will be abated pursuant to Section 4.1(c).
          “Basic Operating Costs” has the meaning given to such term in Section 4.2.
          “Broker” means, collectively, Robert Lynn Company representing Landlord, and Capstone Commercial representing Tenant.
          “Building” means Building 1.
          “Building 1” means that certain building identified as Building 1 on the Site Plan attached hereto as Exhibit “B”. The address of Building 1 is 1200 Lakeside Parkway, Building 1, Flower Mound, Texas 75028. Building 1 contains 48,500 square feet of floor space.
          “Building 2” means that certain building identified as Building 2 on the Site Plan attached hereto as Exhibit “B”. The address of Building 2 is 1200 Lakeside Parkway, Building 2, Flower Mound, Texas 75028. Building 2 contains 35,000 square feet of floor space.
          “Building 3” means that certain building identified as Building 3 on the Site Plan attached hereto as Exhibit “B”. The address of Building 3 is 1200 Lakeside Parkway, Building 3, Flower Mound, Texas 75028. Building 3 contains 254,000 square feet of floor space.
          “Building 4” means that certain building identified as Building 4 on the Site Plan attached hereto as Exhibit “B”. The address of Building 4 is 1200 Lakeside Parkway, Building 4, Flower Mound, Texas 75028. Building 4 contains 140,000 square feet of floor space.
          “Buildings” means, collectively, Building 1, Building 2, Building 3 and Building 4.
          “Building Standard” means the level of service or type of equipment standard in the Building or the type, brand or quality of materials Landlord designates from time to time to be the minimum or exclusive type, brand or quality to be used in the Building.
          “Commencement Date” means the earlier of (i) the date that Tenant takes occupancy of the Premises to conduct its business or to install its leasehold improvements, furniture, fixtures, or equipment (as applicable), or (ii) October 1, 2007.
          “Common Areas” means all areas, spaces, facilities and equipment (whether or not located within the Building) made available by Landlord for the common and joint use of Landlord, Tenant and others designated by Landlord. “Common Areas” includes, without limitation, tunnels, loading docks, walkways, sidewalks and driveways necessary for access to Parking Areas, lobbies, atriums, landscaped areas, public corridors, public restrooms, stairs, elevators open to the public, service elevators, drinking fountains and any such other areas and facilities, if any, as are designated by Landlord from time to time as Common Areas. “Common Areas” also includes areas so designated by Landlord on a floor of the Buildings occupied by a single tenant.

          “Complex” means the project located on the Property and commonly known as “Corporate Ridge”, which includes the Building, Building 2, Building 3, Building 4 and the Common Areas. The Complex contains 477,500 square feet of floor space.
          “Default Rate” means the lesser of (i) the rate of 18% per year, and (ii) the maximum rate of interest then permissible for a commercial loan to Tenant in the State.
          “Improvements” means those improvements to the Premises that Landlord has agreed to construct pursuant to the Tenant Improvements Agreement.
          “Landlord-Related Party” means any officer, director, owner, partner, employee, agent, contractor, property manager, or broker of Landlord.
          “Lease Term” means the period that begins on the Commencement Date and ends on the last day of the 120th full calendar month after the Commencement Date. By way of example, if the Commencement Date is March 15, the Lease Term would expire on March 31 of the appropriate year.
          “Lease Year” means a period of 12 consecutive calendar months. If the Commencement Date does not occur on the first day of a month, the first Lease Year will begin on the first day of the month following the Commencement Date.
          “Market Area” means the North Dallas-Fort Worth industrial market area.
          “Notice Address” means:

With respect to Landlord:	c/o Champion Partners Group, Ltd.
8401 N. Central Expressway
Suite 410
Dallas, Texas 75225
Attn: Barney Sinclair
Tel.: 214.365.8523
Fax: 972.490.5599

With a copy to:	Winstead Sechrest & Minick P.C.
1201 Elm Street, Suite 5400
Dallas, Texas 75270
Attn: T. Andrew Dow, Esq.
Tel.: 214.745.5387
Fax: 214.745.5390

With respect to Tenant:	FUNimation Productions, LTD
(Prior to the Commencement Date)	6851 N.E. Loop 820, Ste. 400
Fort Worth, TX 76180
Attn: Ward Thomas
Tel.: 817-788-0627 ext 300
Fax: 817-788-0628

With a copy to:	Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428
Attn: General Counsel
Tel.: 763-535-8333
Fax: 763-504-1107

With respect to Tenant:	FUNimation Productions, LTD
(After the Commencement Date)	1200 Lakeside Parkway, Building 1
Flower Mound, Texas 75028
Attn: Ward Thomas
Tel.:
Fax:

With a copy to:	Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428
Attn: General Counsel
Tel.: 763-535-8333
Fax: 763-504-1107

          “Parking Areas” means those areas located upon the Property designated by Landlord, from time to time, to be parking areas.
          “Parking Spaces” means 3.6 parking spaces per 1,000 square feet of floor space in the Premises, within the portion of the Parking Areas identified on Exhibit “B”.
          “Premises” means all of the Building outlined on the site plan attached to this Lease as Exhibit “B”. The Premises contains 48,500 square feet of floor space.
          “Property” means the land described in Exhibit “A” attached hereto.
          “Punchlist Items” means touch-up, minor finish, mechanical adjustment, or decoration work to be performed as a part of completing the Improvements.
          “Ready for Occupancy” means that the Improvements are Substantially Complete (as defined below) and a temporary or permanent certificate of occupancy (or its equivalent) has been issued for the Premises.
          “Rent” means, collectively, the Base Rent, the Tenant’s Share of Basic Operating Costs (as provided in Section 4), the amounts to be paid by Tenant pursuant to the Tenant Improvements Agreement (if any), and all other sums of money becoming due and payable to Landlord under this Lease.
          “Rules and Regulations” means the rules and regulations for the Complex set forth on Exhibit “C” attached hereto, and any other reasonable rules and regulations that may be adopted or altered by Landlord in accordance with this Lease.
          “Security Deposit” means the sum of $48,985.00.
          “Service Areas” means those areas, spaces, facilities and equipment serving the Buildings (whether or not located within the Buildings), including, but not limited to, service elevators, mechanical, telephone, electrical, janitorial and similar rooms and air and water refrigeration equipment, but to which Tenant and other occupants of the Buildings will have limited or no access.
          “State” means the State of Texas.
          “Substantially Complete” means that the Improvements have been completed substantially in accordance with the Tenant’s Final Plans (as defined in the Tenant Improvements Agreement), excluding Punchlist Items, and that the Premises is capable of being occupied for the purposes described in Section 6.1.
          “Taxes” means all taxes, assessments and governmental charges, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Complex or by others, subsequently created or otherwise and any other taxes, association dues and assessments attributable to the Complex or its operation. The term “Taxes” does not include federal and state income taxes, franchise taxes, inheritance, estate, gift, corporation, net profits or any similar tax for which Landlord becomes liable or which may be imposed upon or assessed against Landlord. If, at any time during the Lease Term, the present method of taxation is changed so that in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on the Complex, there is levied, assessed or imposed on Landlord a capital levy or other tax directly on the Rent, or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon the Rent, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, will be included within the term “Taxes”.
          “Tenant Improvements Agreement” means the Tenant Improvements Agreement attached to this Lease as Exhibit “D”.
          “Tenant-Related Party” means any officer, director, owner, partner, employee, agent, contractor, vendor or broker of Tenant.
          “Tenant’s Share” means (i) as it relates to the Building, 100%, which is the proportion that the floor space of the Premises bears to the entire floor space of the Building or (ii) as it relates to the Complex, 10.16%, which is the proportion that the floor space of the Premises bears to the entire floor space of the Complex.
SECTION 2 — PREMISES
     2.1 Lease Grant. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises and the non-exclusive right to use the Common Areas and Parking Areas, subject to all of the terms and conditions of this Lease. Landlord retains the right to grant easements and similar rights over, upon, and through the Premises without the consent or joinder of Tenant, so long as Landlord’s exercise of such right does not adversely affect Tenant’s rights hereunder in any material respect.
     2.2 Improvements. Landlord will construct the Improvements in accordance with the terms of the Tenant Improvements Agreement. If no Tenant Improvements Agreement is attached to this Lease, no Improvements are being provided by Landlord and Tenant is taking the Premises “as is” and “with all faults”.
     2.3 WAIVER OF WARRANTIES; ACCEPTANCE OF CONDITION.
          (a) TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE (INCLUDING THE CONSTRUCTION AGREEMENT), NEITHER LANDLORD NOR ANY LANDLORD-RELATED PARTY HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE (COLLECTIVELY, THE “DISCLAIMED WARRANTIES”) WITH REGARD TO THE PREMISES OR THE COMPLEX. TENANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE DISCLAIMED WARRANTIES WITH REGARD TO THE PREMISES AND THE COMPLEX.
          (b) Tenant’s taking possession of the Premises will be conclusive evidence that (i) Tenant has inspected (or has caused to be inspected) the Premises and the Complex, (ii) Tenant accepts the Premises and the Complex as being in good and satisfactory condition and suitable for Tenant’s purposes, and (iii) the Premises and the Complex fully comply with Landlord’s covenants and obligations hereunder.
          (c) Notwithstanding the foregoing, Tenant does not waive the right to cause Landlord to (i) correct any defective work covered by any warranty in the Tenant Improvements Agreement, (ii) complete any Punchlist Items in accordance with the terms of the Tenant Improvements Agreement or (iii) correct any “latent defects” (i.e., defects not reasonably discoverable during a thorough investigation of the Premises) in or affecting the Premises. If Tenant does not give Landlord written notice within 6 months following the Commencement Date, regarding alleged defects in the performance of the work under the Tenant Improvements Agreement (if any) or latent defects in or affecting the Premises, such failure will constitute a waiver of any further claims of Tenant regarding such defects. However, nothing contained in this Section 2.3(c) limits the right of Tenant to enforce the repair and maintenance obligations of Landlord under this Lease.
          2.4 Option to Lease Additional Space. So long as the Lease is in full force and effect and there is no uncured Event of Default under the Lease, Tenant will have a one-time right of first offer (“Right of First Offer”) to lease all (but not part) of the last 10,000 square feet of contiguous floor space within Building 2 (“Offer Space”), at any time prior to April 30, 2008. Prior to Landlord initially leasing the Offer Space to third parties, Landlord will first offer to lease the Offer Space to Tenant by giving a written notice (the “Offer”) to Tenant, containing all of the material terms and conditions upon which Landlord would be willing to lease the Offer Space, including, without limitation, rental rate, allowances and concessions, term, and date of occupancy. Tenant will have 5 days from receipt of the Offer to accept the Offer in writing. If Tenant fails to accept the Offer within such 5-day period, such failure will constitute rejection of the Offer. If Tenant accepts the Offer, Landlord and Tenant will promptly enter into an amendment to the Lease adding the Offer Space to the Premises and otherwise incorporating the terms and conditions of the Offer. If Tenant rejects (or is deemed to have rejected) the Offer, Landlord will be free to lease the Offer Space to a third party upon the same basic terms and conditions as were stated in the Offer and the Right of First Offer granted herein will automatically terminate and be of no further force or effect. This Right of First Offer is personal to Tenant and is not assignable to any third parties, including, but not limited to, any assignee or sublessee of Tenant. Notwithstanding anything to the contrary set forth herein, the Right of First Offer granted pursuant to this Section 2.4 will terminate and Tenant will have no further preferential rights with respect to the Offer Space on April 30, 2008.
SECTION 3 — LEASE TERM
     3.1 Lease Term. This Lease will continue in force during a period beginning on the Effective Date of this Lease and ending on the expiration of the Lease Term, unless this Lease is terminated early or extended to a later date pursuant to the terms of this Lease. The Lease Term will commence and Rent will accrue beginning on the Commencement Date.
     3.2 Confirmation of Commencement Date. On or about the Commencement Date, Landlord and Tenant agree to execute a Memorandum Regarding Acceptance of Premises in the form of Exhibit “E” attached hereto confirming the Commencement Date and the acceptance of the Premises by Tenant (subject to the completion of any Punchlist Items).

     3.3 Delay in Commencement Date. If the Commencement Date is delayed due to a Tenant Delay (as defined in the Tenant Improvements Agreement), the obligations of Tenant under this Lease (including, without limitation, the obligation to pay Rent) will commence as of the date that the Commencement Date would have occurred but for the Tenant Delay. If, however, the Commencement Date is delayed due to any reason other than a Tenant Delay (subject to Section 13.8 hereof), then, as Tenant’s sole remedy for the delay in Tenant’s occupancy of the Premises, the Commencement Date will be delayed and the obligation to pay Rent will not commence until the earlier to occur of (i) the date of actual occupancy by Tenant of the Premises for the conduct of its business, or (ii) the date which is 5 business days following the date on which the Premises is Ready for Occupancy.
     3.4 Holding Over. If Tenant continues to occupy the Premises after the expiration of the Lease Term without the prior written consent of Landlord, such occupancy will be a tenancy at sufferance under all of the terms, covenants and conditions of this Lease, but the Base Rent will increase to a daily Base Rent equal to the number determined by multiplying the Base Rent for the final month of the Lease Term by 150%, and then dividing by 30. Tenant will also pay any and all costs, expenses or damages sustained by Landlord as a result of such holdover.
SECTION 4 — RENT
     4.1 Payment of Rent.
          (a) Except as otherwise expressly provided in this Lease, Tenant must pay Rent to Landlord in advance in monthly installments on the first day of each calendar month during the Lease Term, at Landlord’s Notice Address or to such other person or at such other address as Landlord may from time to time designate in writing.
          (b) Rent must be paid without notice, demand, abatement, deduction or offset, except as otherwise expressly provided in this Lease.
          (c) If the Lease Term commences on a day other than the first day of a calendar month, then the Base Rent for such partial month will be prorated and paid at the rental rate applicable during the first full month of the Lease Term, and shall be payable on the first day of the calendar month following the Commencement Date. Notwithstanding anything to the contrary set forth herein, Tenant’s monthly installments of Base Rent shall be conditionally abated during the first 7 full months of the Lease Term (provided, that notwithstanding such abatement of Base Rent, all other sums due under the Lease shall be payable as provided for in this Lease). The abatement of Base Rent is conditioned upon the full performance by Tenant of all its obligations under this Lease, and if, at any time during the first 7 months of the Lease Term, an Event of Default by Tenant occurs and has not been cured within any applicable notice and cure period, then the abatement of Base Rent provided by this Section 4.1(c) shall immediately become void and Tenant shall thereupon be obligated to promptly pay to Landlord the full amount of all Base Rent abated pursuant hereto. Tenant must pay the Base Rent due for the eighth (8th) full month of the Lease Term when Tenant delivers to Landlord an executed copy of this Lease.
          (d) Together with its payment of Rent, Tenant also must pay to Landlord any applicable municipal, city, county, state, or federal excise, sales, use or transaction privilege taxes levied or imposed against or on account of the amounts payable by Tenant hereunder or the receipt thereof by Landlord (excluding state or federal income taxes imposed or levied against Landlord).
     4.2 Basic Operating Costs.
          (a) Prior to the commencement of this Lease and prior to the commencement of each additional calendar year during the Lease Term, Landlord may, at its option, provide Tenant with a then-current estimate of Basic Operating Costs for the upcoming calendar year. Thereafter, Tenant must pay, as additional rental, in monthly installments in accordance with Section 4.1, the estimated Tenant’s Share of Basic Operating Costs for the calendar year in question. The failure of Landlord to estimate Basic Operating Costs and bill Tenant on a monthly basis will not relieve Tenant of its obligation to pay Tenant’s Share of Basic Operating Costs. Tenant acknowledges that Landlord’s current estimate of Basic Operating Costs for 2007 is $1.75 per square foot, which will be payable by Tenant in accordance with the terms of this Lease. Notwithstanding anything to the contrary set forth herein, Tenant’s obligation to pay the Controllable Costs (hereinafter defined) component of Tenant’s Share of Basic Operating Costs for any given calendar year shall be limited to the extent that the percentage increase in Controllable Costs, on an overall cumulative basis, exceeds 7% per annum; that is to say, increases in Controllable Costs may not exceed 7% per year on a cumulative basis for the period in question. For example, if the percentage increase in Controllable Costs is 4% in Lease Year 2, the Controllable Costs may not increase in Lease Year 3 by more than 10%. The term “Controllable Costs” shall mean all Basic Operating Costs except utility costs, Taxes, security costs, and insurance premiums.

          (b) If the Building or the Complex, as applicable, is not at least 95% occupied during any year of the Lease Term (including the calendar year in which the Lease Term commences), the Basic Operating Costs will be “grossed up” by increasing the variable components of Basic Operating Costs to the amount which Landlord projects would have been incurred had the Building or the Complex, as applicable, been 95% occupied during such year, such amount to be annualized for any partial year.
          (c) By April 1 of each calendar year during Tenant’s occupancy (including the calendar year following the year in which the Lease Term is terminated), or as soon thereafter as possible, Landlord will furnish to Tenant a statement of Tenant’s Share of Basic Operating Costs (the “Statement”). The Statement will include a breakdown of Basic Operating Costs that are attributable to the Building and Basic Operating Costs that relate to the Complex. For Basic Operating Costs that are identified on the Statement as attributable to the Building, Tenant’s Share will be the percentage in Section 1.1 relating to the proportion that the floor space of the Premises bears to the entire floor space of the Building. For all other Basic Operating Costs on the Statement, Tenant’s Share will be the percentage in Section 1.1 relating to the proportion that the floor space of the Premises bears to the entire floor space of the Complex. Landlord and Tenant will determine whether there is any difference between the amount, if any, collected by Landlord from Tenant for the estimated Tenant’s Share of Basic Operating Costs and the actual amount of Tenant’s Share of Basic Operating Costs. If there is an underpayment by Tenant, Tenant must pay the amount of such underpayment to Landlord within 30 days following delivery of the Statement. If there has been an overpayment by Tenant, Landlord will credit such overpayment against Rent next coming due under the Lease. At the end of the Lease Term, if no Event of Default exists, Landlord will refund any overpayment to Tenant in cash. If the Lease Term commences or ends at any time other than the first day of a calendar year, Tenant’s Share of Basic Operating Costs will be prorated for such calendar year according to the number of days of the Lease Term in such calendar year
          (d) If there exists any dispute as to the calculation of Tenant’s Share of Basic Operating Costs (a “Dispute”), the events, errors, acts or omissions giving rise to the Dispute will not constitute a breach or default by Landlord nor shall Landlord be liable to Tenant, except as specifically provided below. If there is a Dispute, Tenant must notify Landlord in writing (specifying the items in dispute) within 90 days after receipt of the Statement. Notwithstanding the existence of a Dispute, Tenant must timely pay the amount in dispute as and when required under this Lease, but payment will be without prejudice to Tenant’s position. Upon receipt of the payment, Landlord will give Tenant such supplementary information regarding the items in Dispute as may be reasonably requested by Tenant in an effort to resolve such Dispute. If Landlord and Tenant are unable to resolve the Dispute, the Dispute will be referred to a mutually satisfactory third party certified public accountant for final resolution, although Tenant will retain the audit rights contained in Section 4.2(e). The cost of the certified public accountant will be paid by the party found to be least accurate (in terms of dollars in dispute). The decision of the certified public accountant will be final and binding. Final settlement must be made within 30 days after receipt of such accountant’s decision. If Tenant does not dispute the calculation of Tenant’s Share of Basic Operating Costs in accordance with the procedures and within the time periods specified in this Section 4.2(d), or if Tenant does not request an audit of the Basic Operating Costs in accordance with the procedures and within the time periods specified in Section 4.2(e), the Statement will be considered final and binding for the calendar year in question.
          (e) Tenant, at Tenant’s expense, will have the right, no more frequently than once per calendar year, following 30 days’ prior written notice (such written notice to be given within 30 days following Tenant’s receipt of the Statement) to Landlord, to audit Landlord’s books and records relating to Basic Operating Costs for the immediately preceding calendar year only. Tenant’s right to audit Landlord’s books and records is subject to the following conditions:
          (i) Basic Operating Costs for the calendar year in question must have increased by more than 5% over Basic Operating Costs for the immediately preceding calendar year.
          (ii) Tenant must conduct the audit in a manner that will not unreasonably interfere with the conduct of Landlord’s business.
          (iii) Tenant must conduct the audit during normal business hours and at the location where Landlord maintains its books and records.
          (iv) Tenant must deliver to Landlord a copy of the results of such audit within 5 days after its receipt by Tenant.
          (v) No audit will be permitted if an Event of Default by Tenant (including any failure by Tenant to pay an amount in Dispute) has occurred and is continuing.
          (vi) Tenant must reimburse Landlord for the cost of all copies requested by Tenant or Tenant’s auditor.

          (vii) The audit must be conducted by an independent, nationally-recognized accounting firm or a local accounting firm reasonably acceptable to Landlord that is not being compensated by Tenant on a contingency fee basis. The auditor and Tenant must agree with Landlord in writing to keep the results of the audit confidential by executing and delivering to Landlord a confidentiality agreement in a form acceptable to Landlord, in Landlord’s reasonable discretion.
          (viii) No subtenant will have the right to audit Landlord.
          (ix) Tenant and its permitted assignees will be permitted only a total of 1 audit per calendar year.
          (x) Tenant must conclude the audit within 60 days after Tenant’s receipt of the Statement.
          (xi) Any assignee’s audit right will be limited to the period after the effective date of the assignment.
Unless Landlord in good faith disputes the results of the audit, an appropriate adjustment will be made between Landlord and Tenant to reflect any overpayment or underpayment of Tenant’s Share of Basic Operating Cost Increases within 30 days after delivery of such audit to Landlord, in the manner described in Section 4.2(c). If Landlord in good faith disputes the results of any such audit, the parties will in good faith attempt to resolve any disputed items. If Landlord and Tenant are able to resolve such dispute, final settlement will be made within 30 days after resolution of the dispute. If the parties are unable to resolve any such dispute, either Landlord or Tenant may trigger the Dispute mechanism described in Section 4.2(d).
          (f) “Basic Operating Costs” means all costs and expenses incurred by Landlord in each calendar year for operating, maintaining, repairing, managing and, except as otherwise specifically provided in Section 4.2(g) below, owning the Complex. “Basic Operating Costs” includes, without limitation, utilities attributable to the Common Areas, insurance, Taxes, general landscaping, mowing of grass, care of shrubs (including replacement of plants), operation and maintenance of lawn sprinkler system, operation and maintenance of exterior security lighting, water service and sewer charges, repainting of exterior surfaces of truck doors, handrails, down spouts and other parts of the Buildings that require periodic preventative maintenance, roof repairs and maintenance (to the extent not directly paid by Tenant), parking lot maintenance (including paving repairs and maintenance), common area maintenance, security service, pest control service for the Common Areas and Service Areas, property management fees, property owners’ association dues and assessments, costs of insurance relating to the Complex, legal expenses incurred with respect to the Complex which relate directly to the operation of the complex and which benefit all of the tenants of the Complex generally, and any and all sales, use or other taxes with respect to the foregoing charged by 1 or more applicable authorities. Landlord may, at its option, amortize over a period of time reasonably determined by Landlord in accordance with generally accepted accounting principles using the straight-line method of depreciation, and collect through Basic Operating Costs, the amortized costs and expenses associated with the replacement of capital investment items which (i) Landlord reasonably believes will reduce (or avoid increases in) Basic Operating Costs, to the extent the replacement actually reduces or avoids increases in Basic Operating Costs, (ii) Landlord reasonably believes is required for the safety of tenants and occupants of the Complex, or (iii) may be required in order to comply with any federal, state or municipal law, code or ordinance, or regulation which was not promulgated, or which was promulgated but was not in effect or applicable to the Complex as of the Effective Date.
          (g) “Basic Operating Costs” will not include any expenses or costs for the following items:
          (i) Except as provided in Section 4.2(f), costs that, under generally accepted accounting principles, are required to be classified as capital expenditures;
          (ii) Except as provided in Section 4.2(f), depreciation or amortization of the Building or its contents or components;
          (iii) Expenses for the preparation of space (including tenant finish out costs) or other similar type work that Landlord performs for any tenant or prospective tenant of the Building;
          (iv) Expenses incurred in leasing or obtaining new tenants or retaining existing tenants, such as marketing costs and leasing commissions;
          (v) Except as provided in Section 4.2(f), legal expenses;

          (vi) Interest, amortization or other costs associated with any mortgage, loan or refinancing of the Complex; or
          (vii) Any ground rent incurred for the Complex.
     4.3 Other Amounts Owing to Landlord. If Landlord incurs any expenses on behalf of Tenant or is otherwise due reimbursement from Tenant under this Lease, such amounts will be additional Rent. Tenant must pay the amounts owing within 10 days after its receipt of an invoice from Landlord.
     4.4 Late Payments; Dishonored Checks.
          (a) If Landlord does not receive any installment of Rent within 5 days after the date due, Tenant, to the extent permitted by law, must pay, in addition to the installment of Rent, a late payment charge equal to 5% of the installment of Rent due. The late payment charge will increase to 10% of the installment of Rent due if Tenant becomes responsible for a late payment charge more than twice during any consecutive 12-month period. The late payment charge will revert to 5% after Tenant has paid Rent for 12 consecutive months without incurring a late payment charge. Because the additional costs and expenses resulting to Landlord from late payments are difficult to ascertain precisely, this late payment charge constitutes a reasonable and good faith estimate by the parties of the extent of such additional costs and expenses.
          (b) In addition to the late payment charge contained in Section 4.4(a), all Rent, if not paid within 30 days after the date due, will, at the option of Landlord, and to the extent permitted by law, bear interest from the date due until paid at the Default Rate.
          (c) If any check is tendered by Tenant and not duly honored with good funds, the check will not constitute payment of Rent. Tenant will, in addition to any other remedies available to Landlord under this Lease (including late payment charges), pay Landlord a “NSF” fee of $25.00.
          (d) Acceptance of a late payment charge by Landlord does not constitute a waiver of Tenant’s default with respect to the overdue amount, nor will it be construed as a waiver by Landlord of the requirement for timely payment nor create a course of dealing permitting such late payments. Any payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease will be deemed to be on account of the earliest Rent due hereunder. No endorsement or statement on any check or any letter accompanying any check or payment as Rent will be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
     4.5 Net Lease. This Lease is intended to be a fully net lease, so that this Lease will yield, net to Landlord, the Rent specified in this Lease. In that regard, all Basic Operating Costs (including, without limitation, all Taxes, insurance premiums, and utility charges), maintenance (except as otherwise provided in this Lease), repair and replacement expenses (except as otherwise provided in this Lease), expenses relating to compliance with all applicable laws and all other costs, fees, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises which may arise or become due during the Lease Term must be paid and discharged by Tenant.
SECTION 5 — CREDIT ENHANCEMENT
     5.1 Security Deposit. Tenant must deliver to Landlord the Security Deposit when Tenant delivers to Landlord a signed counterpart of this Lease. Landlord will hold the Security Deposit, without liability for interest, as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease. The Security Deposit is not to be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of default by Tenant. Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of Rent or to satisfy any other covenant or obligation of Tenant hereunder. After Landlord makes such application of the Security Deposit to Rent or other costs, Tenant will pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, Landlord will return to Tenant the balance of the Security Deposit within 30 days following the termination of this Lease. If Landlord transfers its interest in the Complex during the Lease Term, Landlord may assign the Security Deposit to the transferee. Upon assumption by such transferee of liability for the Security Deposit, Landlord shall have no further liability for the return of such Security Deposit.
     5.2 Guaranty. The obligations of Tenant under this Lease, financial and otherwise, will be guaranteed by Navarre Corporation, a Minnesota corporation (“Guarantor”) pursuant to the terms of that certain Guaranty Agreement (the “Guaranty”) in the form attached hereto as Exhibit “G”. The Guaranty must be signed by Guarantor concurrently with the execution of this Lease.
SECTION 6 — LEGAL AND CONTRACTUAL LIMITATIONS ON USE OF PREMISES
     6.1 Use. The Premises must be used solely for light industrial and office purposes. The Premises may not be used for any other purpose. Tenant, at Tenant’s sole cost and expense, must obtain any and all licenses necessary for its use of the Premises.
     6.2 Compliance with Laws.
          (a) Tenant, at Tenant’s sole cost and expense, must comply with all current and future federal, state, municipal and other laws and ordinances and all covenants, conditions, restrictions and other matters of record applicable to the use of the Premises, the employees, agents, visitors and invitees of Tenant, and the business conducted in the Premises by Tenant.
          (b) Without limiting the requirements in Section 6.2(a), Tenant must, at Tenant’s own expense, comply with all laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances (“Environmental Laws”). Landlord and Tenant agree upon the following additional terms with regard to Environmental Laws:
          (i) The term “Hazardous Substances”, as used in this Lease, includes, without limitation, flammable, explosives, radioactive materials, asbestos, polychlorinated biphenyl (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, irritants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any applicable governmental authority, including under federal, state, and local laws, rules, regulations, and ordinances.
          (ii) Tenant must, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Environmental Laws.
          (iii) If any Authority or any third party demands that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Lease Term or in connection with this Lease or Tenant’s use of the Premises, whether during the Lease Term or not, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, then Tenant must, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances to the applicable Authorities. In such case Tenant must provide copies of all of such to Landlord at the same time provided to the Authorities. Tenant shall carry out all such clean-up plans.
          (iv) Tenant must promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is requested by Landlord. If Tenant fails to fulfill any duty imposed under this Section 6.2(b) within a reasonable time, Landlord may do so. In such case, Tenant must cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Environmental Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant must execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law will constitute a waiver of any of Tenant’s obligations under this Section 6.2(b).
          (v) Notwithstanding anything contained in this Section 6.2(b) to the contrary, Tenant may not take any remedial action in or about the Premises, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Substances in any way connected with the Premises without first notifying Landlord of Tenant’s intention to do so and affording the Landlord the opportunity to appear, intervene or otherwise assert and protect Landlord’s interest with respect thereto.
          (vi) Tenant must indemnity, defend at its cost, and hold harmless Landlord and the Landlord-Related Parties from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with (A) any deposit, spill, discharge or other release of Hazardous Substances that occurs during the Lease Term, at or from the Premises, or that arises at any time from Tenant’s use or occupancy of the Premises (whether or not during the Lease Term), (B) Tenant’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Environmental Laws and all other environmental laws, or (C) Tenant’s failure to otherwise fulfill each and every obligation to be performed by it in this Section 6.2(b).
          (vii) Tenant must promptly notify Landlord and provide Landlord with copies of any notice or other correspondence given or received by Tenant regarding (A) Hazardous Substances affecting the Premises or the Complex, (B) Tenant’s knowledge as to the violation of any law relating to Hazardous Substances on the Premises or in the Complex or (C) the breach by Tenant of any provisions of this Section 6.2(b).
          (viii) Tenant’s obligations and liabilities under this Section 6.2(b) will survive the expiration or earlier termination of this Lease.
          (c) Accessibility Laws. Tenant, at its sole cost, is responsible for compliance with the Americans With Disabilities Act and comparable federal, state and local statutes or regulations relating to accessibility of facilities (the “Accessibility Laws”) with respect to the Premises (including the Improvements and all Alterations made to the Premises or any other acts of Tenant after the Commencement Date) and all requirements of Accessibility Laws that relate to the employer-employee relationship or that are necessitated by the special needs of any employee, agent, visitor or invitee of Tenant, including, without limitation, requirements related to auxiliary aids and graphics. Landlord, at its sole cost, is responsible for compliance with Accessibility Laws with respect to the Common Areas and the Service Areas, except for any improvements required to the Common Areas or Service Areas that are attributable to Tenant’s specific use of the Premises. Neither party will be in default under this Section 6.2(c) for its failure to comply with Accessibility Laws so long as the responsible party is either contesting in good faith, and by legal means, the enforcement of Accessibility Laws, or is undertaking diligent efforts to comply with Accessibility Laws.
     6.3 Building Rules and Regulations; No Nuisance.
          (a) Landlord has the right to adopt and modify Rules and Regulations governing the use and occupancy of the Complex, including the Parking Areas. Tenant must comply with the Rules and Regulations and must cause all of its Tenant-Related Parties, contractors, invitees and visitors to do so as well. Landlord may change the Rules and Regulations from time to time, as Landlord deems necessary. Any changes to the Rules and Regulations will be effective when sent by Landlord to Tenant in writing. Landlord will have no liability to Tenant or any other person for its failure to enforce the Rules and Regulations.
          (b) Tenant may not commit any act which is a nuisance or annoyance to Landlord or to other tenants in the Building or Complex or which might, in the reasonable judgment of Landlord, appreciably damage Landlord’s goodwill or reputation, or tend to injure or depreciate the value of the Building or Complex.
     6.4 Quiet Enjoyment. Tenant, on paying all sums required under this Lease and performing and observing all of its covenants and agreements, may peaceably and quietly occupy and use the Premises during the Lease Term. Such occupancy and use is subject to the provisions of this Lease, all matters of record affecting the Complex and applicable governmental laws, rules, and regulations. Landlord warrants and forever defends Tenant’s right to such occupancy against the claims of any and all persons lawfully claiming the same or any part thereof by, through or under Landlord, subject only to the provisions of this Lease, all matters of record now or hereafter affecting the Complex and all applicable governmental laws, rules, and regulations.
SECTION 7 — OPERATIONAL MATTERS
     7.1 Services to be Furnished by Landlord.
          (a) So long as no Event of Default exists under this Lease, Landlord agrees to furnish to Tenant the following services:
          (i) Water, sewer, electricity, and telecommunications connections. Tenant must pay the appropriate utility provider directly for all such services that are separately metered to Tenant. If any such services are not separately metered to Tenant, Tenant must pay Tenant’s Share, as determined by Landlord, of all charges jointly metered with other premises. If Landlord elects to supply any of the foregoing utilities to the Premises or select a utility supplier for the Premises, Tenant agrees to purchase and pay for the utilities provided within 10 days after receipt by Tenant of the bills therefor. If any such amount is not paid within 10 days after the date of Landlord’s invoice to Tenant, the unpaid amount will bear interest from the date due until the date paid at the Default Rate.

          (ii) Building Standard maintenance, management and operation of all Common Areas and Service Areas.
          (b) If Landlord agrees to provide any additional services at the specific request of Tenant (without implying any obligation on the part of Landlord to do so), Tenant will reimburse Landlord for the cost of providing such service (plus an administrative charge equal to 10% of such cost, plus applicable sales tax). Landlord may discontinue the provision of such additional service at any time upon 30 days’ advance written notice (or immediately upon the occurrence of an Event of Default).
          (c) If any of the services Landlord is required to furnish hereunder are interrupted, Landlord will use reasonable diligence to restore the services promptly, but Tenant will have no claim for rebate of Rent, damages (including damages for business interruption) or eviction on account thereof. In no event will Landlord be liable for any interruption or failure of utility services on the Premises.
     7.2 Parking.
          (a) Landlord is providing the Parking Areas for the non-exclusive and common use of Landlord, all tenants of the Complex, and their respective employees, agents, subtenants, licensees, visitors, guests and invitees. If any parking spaces become unavailable to Tenant due to casualty damage, flooding, condemnation or repairs, Landlord will use reasonable efforts to provide Tenant with reasonably satisfactory alternative parking arrangements until the use of the parking spaces is restored. If Tenant delivers written notice to Landlord that the Parking Spaces are not available for Tenant’s use due to use by other tenants of the Complex, and such unavailability persists for five (5) consecutive business days, then Landlord will use commercially reasonable efforts to address such parking issue in order to make the Parking Spaces available for Tenant’s use. Tenant will have no right, however, to terminate this Lease by reason of the loss of any parking spaces.
          (b) Tenant, the Tenant-Related Parties, and Tenant’s contractors, licensees and invitees must comply with the Rules and Regulations regarding the Parking Areas.
     7.3 Signage. As part of Landlord’s construction of the Improvements, Landlord will install a sign on the exterior of the building identifying Tenant’s business in the Premises. The specifications of the sign will be subject to the approval of Landlord and Tenant pursuant to Paragraph 2 of Exhibit “D” attached hereto; however, the size and location of the sign will be determined by Landlord in its sole discretion. The cost of such sign will be paid out of the Allowance. If the cost of such sign causes the Cost of the Work (as defined in Exhibit “D” attached hereto) to exceed the amount of the Allowance, Landlord will pay up to $5,000.00 of such excess amount attributable to the sign, and the amount in excess of $5,000.00 will be deemed part of the “Excess Amount” (as defined in Exhibit “D” attached hereto) and will be paid by Tenant in accordance with Exhibit “D”. Tenant is required to obtain Landlord’s prior written approval for any additional exterior Building signage and any signage to be located in the Premises that is visible from the exterior of the Building. All such signage is subject to any applicable governmental laws, ordinances, regulations, Landlord’s standard sign criteria, subdivision codes, covenants and restrictions and must be in the standard graphics for the Building. Tenant, at its sole cost and expense, must remove all non-Building Standard signage upon the termination of this Lease and repair any damage caused by such removal, all to the reasonable satisfaction of Landlord.
     7.4 Repairs and Maintenance by Landlord. Landlord will maintain and keep in good repair, reasonable wear and tear excepted, only the following: roof structure of the Building, the structural soundness of the exterior walls of the Building (including windows, glass or plate glass, and doors), exterior painting of the Building, the foundation of the Building, the Common Areas, the Service Areas, and the Parking Areas. All requests for repairs must be submitted to Landlord in writing, except in the case of an emergency. The cost of repairs and maintenance by Landlord pursuant to this Section 7.4 will be included in Basic Operating Costs, except to the extent excluded by Section 4.2(g).
     7.5 Maintenance by Tenant.
          (a) Tenant must, at Tenant’s sole cost and expense, maintain in good condition, reasonable wear and tear excepted, all parts of the Premises, except those for which Landlord is expressly responsible as described in Section 7.4 above, including, but not limited to, interior windows, interior glass and plate glass, interior doors, special store fronts, office entries, interior walls (including demising walls of the Premises if they are not exterior walls of the Building), finish work, floor and floor coverings, ceilings, heating, air conditioning and ventilation systems within the Premises, truck doors, dock bumpers, plumbing lines and fixtures within the Premises and other utility lines, equipment and facilities within the Premises, and termite and pest extermination. Tenant must also pay for, and at the election of Landlord, perform, repairs, maintenance or replacements to the items described in Section 7.4 above if the damage thereto is caused by negligence of Tenant, its employees, agents, licensees or invitees.

          (b) Tenant must maintain the Premises in a clean, orderly and sanitary condition and must not commit or allow any waste to be committed on any portion of the Premises. Tenant must provide regular janitorial service for the Premises.
          (c) At the expiration or early termination of this Lease, Tenant will deliver up the Premises to Landlord in as good condition as at the Commencement Date, ordinary wear and tear and damage by fire or casualty loss excepted.
          (d) Tenant must, at its sole cost and expense, enter into regularly scheduled preventive maintenance/service contracts with reputable maintenance contractors for servicing all hot water, heating, ventilating and air conditioning and other mechanical systems and equipment within the Premises. Each such contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within 30 days after the date Tenant takes possession of the Premises. Tenant agrees to make copies of all maintenance and service records available to Landlord upon request.
     7.6 Repairs by Tenant.
          (a) Tenant will repair or replace, at Tenant’s cost, any damage to the Premises (including doors and door frames, interior windows and any kitchen equipment, such as dishwashers, sinks, refrigerators, trash compactors and plumbing and other mechanical systems related thereto) that is not caused by Landlord and any damage to the Complex, or any part thereof, caused by Tenant, any Tenant-Related Party or any subtenant, guest, licensee or invitee of Tenant.
          (b) If any damage described in Section 7.6(a) is located outside of the Premises or below floor coverings, above ceilings or behind walls or columns or if Tenant fails to make any other repairs or replacements within 30 days after receipt of written notice from Landlord, Landlord may, at Landlord’s option, make such repairs or replacements on Tenant’s behalf, Tenant will reimburse Landlord for the cost of such repairs or replacements, plus an administrative charge equal to 10% of the cost of such repairs or replacements. If any such damage is covered by Landlord’s insurance, in whole or in part, Tenant’s liability under this Section 7.6 will be limited to the deductible payable by Landlord and any portion of the cost of repairing such damage not covered by Landlord’s insurance.
          (c) In connection with repairs or replacements made by Tenant, Tenant will provide to Landlord with a copy of the contractor agreement regarding such repairs, copies of certificates of insurance evidencing contractor coverage satisfactory to Landlord, copies of “as-built” plans and specifications and other information or documentation reasonably required by Landlord, including evidence of the lien-free completion of the repairs or replacements.
     7.7 Alterations, Improvements.
          (a) Tenant may make no alteration, change, improvement, replacement or addition to the Premises (including, but not limited to, roof and wall penetrations) (collectively, “Alterations”) without the prior written consent of Landlord. Landlord will not unreasonably withhold consent with respect to interior Alterations that do not affect, in any way, the mechanical, electrical, plumbing, HVAC, structural and/or fire and life safety components of the Building (“Non-Structural Alterations”). Landlord may, at its option, require Tenant to submit plans and specifications to Landlord for approval prior to commencing any Alterations. All Alterations must be done in a good and workmanlike manner and in compliance with all applicable laws and ordinances. All Alterations (other than Non-Structural Alterations) must be performed by a contractor on Landlord’s approved list (a copy of which may be obtained from the Building manager). Any contractors used by Tenant must carry a comprehensive liability (including builder’s risk) insurance policy in such amounts as Landlord may reasonably require and must provide proof of such insurance to Landlord prior to the commencement of any Alterations. Landlord reserves the right to require payment and performance bonds to be procured by Tenant or its contractors in connection with such work. Upon completion of any Alterations, Tenant must provide Landlord with a copy of its building permit, final inspection tag and, if plans and specifications were required by Landlord, final “as built” plans and specifications, together with evidence of the lien-free completion of such Alterations. Except for the Improvements (which shall be governed by the Tenant Improvements Agreement, if any), all Alterations now or hereafter placed or constructed on the Premises at the request of Tenant will be at Tenant’s cost. If Landlord performs Alterations on Tenant’s behalf, Tenant must pay the cost of such Alterations (plus a construction management fee equal to 10% of hard costs).
          (b) Upon the expiration or early termination of this Lease, Tenant must surrender the Premises to Landlord in the same condition as the Premises were delivered to Tenant on the date the Premises were Ready for Occupancy, reasonable wear and tear excepted. Accordingly, Tenant may remove its trade fixtures, supplies and movable furniture and equipment provided (i) such removal is made prior to the termination or expiration of the Lease Term; (ii) Tenant is not then in default in the timely performance of any obligation or covenant under this Lease; and (iii) Tenant promptly repairs all damage caused by such removal to the reasonable satisfaction of the Landlord. Tenant must repair any damage caused by such removal.
     7.8 Telecommunications. If Tenant desires to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building as of the Effective Date (the “Telecommunications Provider”), Tenant must notify Landlord. The Telecommunications Provider must obtain the written consent of Landlord, which consent will not be unreasonably withheld or delayed, before installing its lines or equipment or otherwise providing service within the Complex. Landlord’s consent under this section will not be deemed any kind of warranty or representation by Landlord as to the suitability, competence, or financial strength of the Telecommunications Provider. All telephone and telecommunications services desired by Tenant will be ordered and utilized at the sole risk and expense of Tenant. Tenant agrees that if service by the Telecommunications Provider is interrupted, curtailed, or discontinued, Landlord will have no obligation or liability with respect thereto and that Tenant will have the sole obligation to obtain substitute service at its expense.
     7.9 Change of Name or Common Areas.
          (a) Landlord reserves the right at any time to change the name of the Building or Complex. Landlord will use reasonable efforts to give Tenant 30 days’ advance written notice of such change.
          (b) Landlord hereby reserves the right to repair, change, redecorate, alter, improve, or renovate any part of the Common Areas (including the Common Areas located on any full floor leased by Tenant) and to close the Common Areas temporarily for maintenance and other reasonable purposes. In exercising such right, Landlord will use reasonable efforts to minimize any interruption of Tenant’s business conducted in the Premises.
     7.10 Entry by Landlord. Tenant agrees that Landlord and the Landlord-Related Parties may enter into and upon any part of the Premises upon prior notice to Tenant (except in the event of an emergency) at all reasonable hours to inspect the same, to make repairs, replacements, or improvements, to clean or maintain the Premises, or to show the Premises to prospective purchasers, mortgagees, insurers or, within the last 12 months of the Lease Term, to prospective tenants. Tenant will not be entitled to any abatement or reduction of Rent by reason of any such entry. Landlord will use reasonable efforts to minimize any disruption to the conduct of Tenant’s business by reason of any such entry.
SECTION 8 — TRANSFER OF LEASEHOLD RIGHTS
     8.1 Transfers by Tenant.
          (a) Tenant may not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Premises (any such assignment, sublease, mortgage, pledge, hypothecation, or grant of a concession or license by Tenant is referred to in this Section 8 as a “Transfer”) without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed. Without limiting the foregoing, Landlord and Tenant acknowledge that it would be reasonable for Landlord to withhold its consent in any of the following instances: (i) the tangible net worth of the proposed assignee or sublessee is not sufficient to perform the obligations of Tenant under this Lease as they become due; (ii) the proposed assignee or sublessee is a governmental agency; (iii) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or sublessee would entail alterations which would reduce the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord; (iv) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or sublessee; (v) the proposed assignee or sublessee’s anticipated use of the Premises involves the generation, storage, use, treatment or disposal of Hazardous Substances in a manner that would violate the terms of the Lease; (vi) the proposed assignee or sublessee is an entity with whom Landlord is under negotiation to lease space in the Complex; (vii) the proposed assignment or sublease would cause a violation of another lease for space in the Complex or would give an occupant of the Complex a right to terminate or cancel its lease; (viii) the Landlord’s mortgagee does not consent to the Transfer for any reason; or (ix) either an “Event of Default” exists under this Lease or there exists an event or circumstance which with the passage of time or the giving of notice would constitute an “Event of Default” under this Lease. Any attempt to effect a Transfer without the consent of Landlord will be void and of no effect.
          (b) To make a Transfer, Tenant must request in writing Landlord’s consent at least 30 days in advance of the date on which Tenant desires to make a Transfer and pay Landlord a $250.00 fee for reviewing the request, plus any charges that may be assessed for such transfer by Landlord’s mortgagee (the “Review Fee”) provided that the Review Fee does not exceed $750.00. The request must include the name of the proposed transferee, current financial information on the proposed transferee, the terms of the proposed Transfer, and, if the Transfer pertains to only a portion of the Premises, information regarding access or construction issues that must be addressed to facilitate the Transfer. Landlord will, within 30 days following receipt of such request, notify Tenant in writing that Landlord elects (i) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such space, (ii) to permit Tenant to assign or sublet such space in accordance with the terms provided to Landlord, or (iii) to refuse consent to Tenant’s requested Transfer and to continue this Lease in full force and effect as to the entire Premises. If Landlord fails to notify Tenant in writing of such election within the 30-day period, Landlord will be deemed to have elected option (iii) above. If Landlord elects option (i) above, Tenant will have the right to withdraw the request for consent by delivering written notice to Landlord within 5 days after Tenant’s receipt of Landlord’s notice exercising option (i), in which case the termination of the Lease will be negated. If Tenant does not elect to negate the termination, the Lease will terminate effective as of the 6th day after Landlord’s notice and Landlord will return the Review Fee to Tenant.
          (c) The consent by Landlord to a particular Transfer will not be deemed a consent to any other subsequent Transfer. If this Lease, the Premises or the Tenant’s leasehold interest, or any portion of the foregoing, is transferred, or if the Premises is occupied in whole or in part by anyone other than Tenant without the prior written consent of Landlord as provided herein, Landlord may collect rent from the transferee or other occupant and apply the net amount collected to the Rent payable hereunder. Such collection or application of rent by Landlord, however, will not be deemed a waiver of the provisions hereof or a release of Tenant from the further performance by Tenant of its covenants, duties and obligations hereunder.
          (d) As used herein, the term “Transfer” includes any merger, consolidation, reorganization, sale of assets, sale of a controlling interest in stock, or other transfer by like manner or operation of law. Notwithstanding anything to the contrary, Tenant has the right, subject to Section 8.3, without Landlord’s consent, to assign this Lease to (i) any corporation or other entity resulting from a merger or consolidation with Tenant, so long as such surviving corporation or entity acquires all or substantially all of Tenant’s assets and on-going concern, and has a tangible net worth at least equal to Tenant’s tangible net worth either as of the Effective Date or the date immediately preceding the proposed Transfer, whichever is greater, or (ii) any person or entity which acquires all or substantially all of Tenant’s assets and on-going concern, so long as such person or entity has a tangible net worth at least equal to Tenant’s tangible net worth either as of the Effective Date or the date immediately preceding the proposed Transfer, whichever is greater, or (iii) any person or entity which acquires a controlling interest in Tenant’s stock, so long as such person or entity has a tangible net worth at least equal to Guarantor’s tangible net worth either as of the Effective Date or the date immediately preceding the proposed Transfer, whichever is greater.
     8.2 Affiliate Transfers. Tenant has the right, subject to Section 8.3, without Landlord’s consent, to assign this Lease or sublet all or any portion of the Premises to any person or entity that controls, is controlled by, or is under common control with the original Tenant named in this Lease (an “Affiliate Transfer”). The term “control” means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation, and, with respect to a person or entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity. Tenant must provide Landlord with written notice of any Affiliate Transfer within 10 days after the effective date of such the Affiliate Transfer.
     8.3 Transfer Requirements. The following requirements apply to all Transfers (including Affiliate Transfers):
          (a) Tenant must, in the case of an assignment, cause the assignee to expressly assume and agree to perform, all of the covenants, duties and obligations of Tenant under this Lease. The assignee will be jointly and severally liable under the Lease along with Tenant.
          (b) Except in the case of an Affiliate Transfer, if the rent or other consideration payable by a sublessee or assignee under any such permitted sublease or assignment exceeds the Rent for the portion of the Premises so transferred, Tenant must pay to Landlord, as additional Rent, all such excess rental and other consideration, immediately upon receipt thereof by Tenant.
          (c) The use of the Premises by the assignee or transferee must be consistent with the terms of this Lease. All of the terms and provisions of this Lease will continue to apply after a Transfer, unless otherwise expressly provided herein.
          (d) Tenant will remain directly and primarily liable for the performance of all the covenants, duties and obligations of Tenant under this Lease (including, without limitation, the obligation to pay Rent). Landlord will be permitted to enforce the provisions of this Lease against the undersigned

Tenant or any transferee, or both, without demand upon or proceeding in any way against any other persons.
     8.4 Transfers by Landlord. Landlord will have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Complex. Upon the assumption by the transferee of the obligations of Landlord hereunder, Landlord will be released from any further obligations accruing after the date of transfer, and Tenant will look solely to such successor-in-interest of Landlord for the performance of such obligations.
     8.5 Sublease of Offer Space. In the event Landlord and Tenant enter into an amendment to this Lease to incorporate the Offer Space pursuant to Section 2.4 above, Landlord hereby consents to Tenant’s sublease of the Offer Space to an entity known as Gong Anime, Inc., a joint venture of which Guarantor is a 50% owner, so long as the sublease of the Offer Space satisfies the conditions and requirements of this Lease (other than obtaining Landlord’s prior written consent), including, without limitation, Section 8.3, and Tenant deliverers to Landlord a copy of the sublessee whereby the sublessee agrees to be bound by all provisions of this Lease.
SECTION 9 — INSURANCE; CASUALTY; ALLOCATION OF LIABILITY
     9.1 Property Insurance.
          (a) Landlord must maintain insurance policy or policies of “risks of direct physical loss” in a “special form” basis (or comparable coverage by whatever name denominated) on the portion of the Complex that is the property of Landlord (including Alterations by Tenant that have become the property of Landlord), in an amount equal to not less than 90% of the replacement cost (or such greater amount as may be necessary to comply with the provisions of any co-insurance clauses of the policy). The premium for such policy will be included as a part of the Basic Operating Costs. Payments for losses thereunder will be made solely to Landlord or to the mortgagees of Landlord as their interests may appear. If insurance premiums for the Complex increase due to: (i) the Improvements to the Premises in excess of Building Standard or any subsequent improvements made by Tenant to the Premises or made by Landlord at Tenant’s request, or (ii) as a result of Tenant’s use of the Premises, Landlord may elect to require Tenant to pay directly for the increased premiums rather than including such increased premiums in Basic Operating Costs.
          (b) Tenant must maintain an insurance policy or policies of “risks of direct physical loss” in a “special form” basis (or comparable coverage by whatever name denominated) on all of its personal property, including removable trade fixtures, supplies and movable furniture and equipment located on the Premises, in an amount equal to full replacement cost and endorsed to provide that Tenant’s insurance is primary in the event of any overlapping coverage with the insurance carried by Landlord. Such insurance will be maintained at the expense of Tenant and payment for losses thereunder will be made solely to Tenant or to the mortgagees of Tenant (if permitted hereunder) as their interests may appear. Tenant must, prior to occupancy of the Premises and at Landlord’s request from time to time, provide to Landlord a current certificate of insurance evidencing Tenant’s compliance with this Section 9.1. Tenant must obtain the agreement of Tenant’s insurers to notify Landlord at least 30 days prior to any cancellation, modification or expiration of a property insurance policy.
     9.2 Liability and Other Insurance.
          (a) Landlord must maintain a policy or policies of commercial general liability insurance covering the Complex (but excluding the Premises) on ISO Form CG 0001 or its equivalent, insuring against claims for personal or bodily injury or death or property damage (including contractual indemnity and liability coverage without contractual exclusion) occurring upon, in or about the Complex (but excluding the Premises), affording protection to the limit of not less than $1,000,000 per occurrence for bodily injury and property damage, $1,000,000 per occurrence for personal or advertising injury, $1,000,000 for general aggregate liability, and such other coverage as Landlord may reasonably deem appropriate. Such insurance will be maintained at the expense of Landlord (as a part of the Basic Operating Costs), and payments for losses thereunder will be made solely to Landlord or any other additional insured, as appropriate. Landlord’s insurance will contain an endorsement that Landlord’s insurance is primary for claims arising out of an incident or event occurring within the Common Areas.
          (b) Tenant must maintain a policy or policies of (i) commercial general liability insurance covering the Premises and Tenant’s use thereof on ISO Form CG 0001 or its equivalent, insuring against claims for personal or bodily injury or death or property damage (including contractual indemnity and liability coverage without contractual exclusion) occurring upon, in or about the Premises, (ii) worker’s compensation insurance coverage in accordance with applicable law with a waiver of subrogation in favor of Landlord, and (iii) motor vehicle liability insurance with coverage for all owned and hired vehicles with combined limits of not less than $1,000,000 each accident for bodily injury or property damage. The policy or policies must be issued by and binding upon an insurance company licensed to do business in the State having an A.M. Best Rating of “AVII” or better. Tenant’s liability insurance must provide minimum protection of not less than $1,000,000 per occurrence for bodily injury and property damage, $1,000,000 per occurrence for personal or advertising injury, $1,000,000 for general aggregate liability, and such other coverage as Landlord may reasonably deem appropriate. Tenant’s insurance must contain an endorsement that Tenant’s insurance is primary and non-contributory for claims arising out of an incident or event occurring within the Premises. Tenant’s insurance must contain a provision naming Landlord (and any mortgagee designated by Landlord) as an additional insured. Tenant must, prior to and during all times of occupancy of the Premises, provide Landlord with a current certificate of insurance evidencing Tenant’s compliance with this Section 9.2. Tenant must obtain the agreement of Tenant’s insurers to notify Landlord at least 30 days prior to any cancellation, modification or expiration of a liability insurance policy.
          (c) From time to time during the Lease Term (but not more often than once every 3 years), Landlord may increase the minimum coverage amount specified in this Section 9.2 in order to reflect inflation and other relevant factors. Within 30 days after Landlord notifies Tenant of such an increase, both Landlord and Tenant must deliver to the other a certificate of insurance reflecting such increases in coverage.
     9.3 Casualty Damage.
          (a) If the Premises or the Building is damaged by fire or other casualty, Tenant must give prompt written notice to Landlord.
          (b) Landlord may terminate the Lease due to a casualty to the Premises or any portion of the Building if:
          (i) The Building is so damaged by fire or other casualty that substantial alteration or reconstruction of the Building will, in the judgment of an independent architect selected by Landlord, be required (whether or not the Premises has been damaged by the casualty) or, in Landlord’s reasonable opinion, repair or reconstruction cannot be made within 180 days after the fire or casualty;
          (ii) Any mortgagee under a first mortgage or first deed of trust covering the Building requires that the insurance proceeds payable as a result of the casualty be used to retire the mortgage debt;
          (iii) The casualty is not insured under the property insurance required to be carried by Landlord pursuant to the terms of Section 9.1; or
          (iv) Landlord determines that insurance proceeds will be insufficient to restore the Building.
          (c) If Landlord does not terminate this Lease, Landlord will, as soon as practicable, but no more than 90 days after the date of the casualty, commence to repair and restore the Building and will proceed with reasonable diligence to restore the Building to substantially its condition prior to the occurrence of the casualty. However, Landlord will not be required to rebuild, repair, or replace any part of Tenant’s removable furniture, fixtures and equipment or any Alterations to the Premises made by Tenant following the Commencement Date which were not approved by Landlord in writing. Furthermore, Landlord will not be required to spend for the restoration work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty, plus any deductible amounts thereunder (but the Landlord may choose, at its option, to provide the extra funds necessary to complete the restoration).
          (d) If Landlord does not either commence the repairs to the Building within the time required herein or complete the repairs to the Building within 180 days after the date of the casualty, Tenant may terminate the Lease by written notice to Landlord given no later than 30 days following the date on which Landlord was to commence or complete such repairs, as the case may be.
          (e) Except as provided in Section 6.4 herein, Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from the casualty or its repair. However, Landlord may allow Tenant an equitable abatement of Rent during the time and to the extent the Premises is unfit for occupancy and vacated by Tenant. If the Premises or any other portion of the Complex is damaged by a casualty resulting from the intentional acts of Tenant or any Tenant-Related Party, subtenant, or licensee of Tenant, Rent will not be abated during the repair of such damage.
     9.4 INDEMNITY BY TENANT. TENANT HEREBY INDEMNIFIES, DEFENDS AND HOLDS HARMLESS LANDLORD AND THE LANDLORD-RELATED PARTIES FROM AND

AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, DAMAGES, CLAIMS, SUITS, LOSSES, CAUSES OF ACTION, LIENS, JUDGMENTS AND EXPENSES (INCLUDING COURT COSTS, ATTORNEY’S FEES AND COSTS OF INVESTIGATION) OF ANY KIND, NATURE OR DESCRIPTION RESULTING FROM ANY INJURIES TO OR DEATH OF ANY PERSON OR ANY DAMAGE TO PROPERTY WHICH ARISES, OR IS CLAIMED TO ARISE FROM THE FOLLOWING (COLLECTIVELY, THE “TENANT-RELATED CLAIMS”): (i) AN INCIDENT OR EVENT WHICH OCCURRED WITHIN OR ON THE PREMISES; (ii) AN INCIDENT OR EVENT WHICH OCCURRED DURING THE PERFORMANCE OF ANY ALTERATIONS MADE BY OR ON BEHALF OF TENANT UNDER SECTION 7.7; (iii) AN INCIDENT OR EVENT WHICH OCCURRED DURING THE CONSTRUCTION OF ANY TENANT IMPROVEMENTS OR ALTERATIONS BY TENANT OR A PARTY ON BEHALF OF TENANT; (iv) THE OPERATION OR CONDUCT OF TENANT’S BUSINESS WITHIN THE PREMISES; OR (v) THE BREACH OF THIS LEASE BY TENANT. SUCH INDEMNIFICATION WILL BE IN EFFECT EVEN IF THE TENANT-RELATED CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF LANDLORD OR ANY LANDLORD-RELATED PARTY. THE INDEMNITY OBLIGATIONS OF TENANT UNDER THIS SECTION 9.4 WILL NOT APPLY TO A TENANT-RELATED CLAIM ARISING OUT OF THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LANDLORD OR ANY LANDLORD-RELATED PARTY.
     9.5 INDEMNITY BY LANDLORD. LANDLORD HEREBY INDEMNIFIES, DEFENDS AND HOLDS HARMLESS TENANT AND THE TENANT-RELATED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, DAMAGES, CLAIMS, SUITS, LOSSES, CAUSES OF ACTION, LIENS, JUDGMENTS AND EXPENSES (INCLUDING COURT COSTS, ATTORNEYS’ FEES AND COSTS OF INVESTIGATION) OF ANY KIND, NATURE OR DESCRIPTION RESULTING FROM ANY INJURIES TO OR DEATH OF ANY PERSON OR ANY DAMAGE TO PROPERTY WHICH ARISES, OR IS CLAIMED TO ARISE FROM THE FOLLOWING (COLLECTIVELY, THE “LANDLORD-RELATED CLAIMS”): (i) AN INCIDENT OR EVENT WHICH OCCURRED WITHIN OR ON THE COMMON AREAS; (ii) THE OPERATION OR CONDUCT OF LANDLORD’S BUSINESS WITHIN THE COMMON AREAS; OR (iii) THE BREACH OF THIS LEASE BY LANDLORD. SUCH INDEMNIFICATION WILL BE IN EFFECT EVEN IF THE LANDLORD-RELATED CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF TENANT OR ANY TENANT-RELATED PARTY. THE INDEMNITY OBLIGATIONS OF LANDLORD UNDER THIS SECTION 9.5 WILL NOT APPLY TO A LANDLORD-RELATED CLAIM ARISING OUT OF THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF TENANT OR ANY TENANT-RELATED PARTY. FURTHERMORE, ALL CLAIMS AGAINST LANDLORD ARE LIMITED BY SECTION 12.4.
     9.6 Waiver of Claims and Subrogation Rights. So long as it is permissible to do so under the laws and regulations governing the writing of insurance within the State, all insurance carried by either Landlord or Tenant will provide for a waiver of rights of subrogation against Landlord and Tenant on the part of the insurance carrier. Unless the waivers contemplated by this sentence are not obtainable for the reasons described in this Section 9.6, Landlord waives any and all rights of recovery, claims, actions or causes of action against Tenant and the Tenant-Related Parties, and Tenant waives any and all rights of recovery, claims, actions or causes or action against Landlord and the Landlord-Related Parties, for any loss or damage to property or any injuries to or death of any person which is covered or would have been covered under the insurance policies required under this Lease. The foregoing release will not apply to losses or damages in excess of actual or required policy limits (whichever is greater) nor to any deductible (up to a maximum of $10,000) applicable under any policy obtained by the waiving party. The failure of either party (the “Defaulting Party”) to take out or maintain any insurance policy required under this Lease will be a defense to any claim asserted by the Defaulting Party against the other party hereto by reason of any loss sustained by the Defaulting Party that would have been covered by any such required policy. The waivers set forth in the immediately preceding sentence will be in addition to, and not in substitution for, any other waivers, indemnities, or exclusions of liabilities set forth in this Lease.
     9.7 Damages from Certain Causes. Notwithstanding anything contained in this Lease to the contrary, and subject to the terms of Section 9.6, neither Landlord nor any Landlord-Related Party will be liable for damages to Tenant or any party claiming through Tenant for any injury to or death of any person or damage to property or for interruption or damage to business resulting from (and Tenant, for itself and the Tenant-Related Parties, specifically waives and releases any claims it may have with respect to) any of the following:
          (a) any act, omission or negligence of Tenant, any Tenant-Related Party or Tenant’s contractors, subtenants, assignees, licensees, invitees or customers;
          (b) any act, omission or negligence of any other tenant within the Building, or any of their respective employees, agents, contractors, tenants, assignees, licensees, invitees or customers;

          (c) the repair, alteration, maintenance, damage or destruction of the Premises or any other portion of the Building (including the construction of tenant improvements for other tenants of the Building), except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord-Related Party;
          (d) vandalism, theft, burglary and other criminal acts (other than those committed by Landlord’s employees) in or about the Complex (including the Parking Areas);
          (e) any defect in or failure of equipment, pipes, wiring, heating or air conditioning equipment, stairs, elevators, or sidewalks, the bursting of any pipes or the leaking, escaping or flowing of gas, water, steam, electricity, or oil, broken glass, or the backing up of any drains, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord-Related Party;
          (f) injury done or occasioned by wind, snow, rain or ice, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority; or
          (g) any other cause beyond the reasonable control of Landlord.
Under no circumstances will Landlord be liable for damages related to business interruption or loss of profits. The provisions of this Section 9.7 will not limit the obligations of Landlord under this Lease or the rights of Tenant to seek enforcement of the terms of this Lease, so long as such enforcement by Tenant does not involve a claim for damages.
SECTION 10 — CONDEMNATION
     10.1 Condemnation. Landlord may terminate this Lease if the whole or substantially the whole of the Complex, or the whole or such portion of the Premises as will render the remainder unfit for Tenant’s use, is taken for any public or quasi-public use, by right of eminent domain or otherwise, or sold in lieu of condemnation. The effective date of the termination will be the date when physical possession of the Building or the Premises is taken by the condemning authority. If this Lease is not terminated upon any such taking or sale, the Base Rent payable hereunder will be reduced by an amount representing that portion of Base Rent applicable to the portion of the Premises subject to such taking or sale. Landlord will to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition. However, Landlord will not be required to rebuild, repair, or replace any Alterations to the Premises made by Tenant following the Commencement Date that were not approved by Landlord in writing. Furthermore, Landlord will not be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking.
     10.2 Condemnation Award. All amounts awarded upon a taking of any part or all of the Property, Building or the Premises will belong to Landlord, and Tenant will not be entitled to and expressly waives all claims to any such compensation. Tenant may, however, make a separate claim upon the condemning authority for expenses related to relocation and for the unamortized cost of leasehold improvements paid for by Tenant.
SECTION 11 — TITLE ENCUMBRANCES
     11.1 Subordination to Mortgage; Lender Rights.
          (a) This Lease will be subordinate to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises or upon the Complex, and to any renewals, modifications, consolidations, refinancings, and extensions thereof, but Tenant agrees that any such mortgagee or deed of trust beneficiary will have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee or deed of trust beneficiary may deem appropriate, in its discretion. If any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any such mortgage, deed of trust or other lien, Tenant agrees, without further action hereunder, to attorn to the purchaser upon such foreclosure (or any deed in lieu of foreclosure) and recognize such purchaser as the Landlord under this Lease. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises or the Complex and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may reasonably request.
          (b) Upon Tenant’s written request, Landlord will use reasonable efforts to obtain from Landlord’s lender, a subordination, non-disturbance and attornment agreement on such lender’s form and otherwise reasonably satisfactory to Landlord, Tenant and such lender. Tenant must pay all fees, costs and expenses incurred by Landlord in connection therewith (but no more than $1,500 per request).

          (c) If the Premises is subject to the lien of a mortgage or deed of trust or similar instrument in favor of a lender, Tenant must give written notice to any such lender whose name and address have been given to Tenant before taking any action on account of any default by Landlord hereunder. Any such notice given by Tenant must (i) be given in the manner described in Section 13.1 of this Lease, (ii) specify the default by Landlord in reasonable detail, and (iii) afford the lender a reasonable period of time to perform the obligation on behalf of Landlord.
     11.2 Landlord’s Lien; Security Interest. Tenant hereby grants to Landlord a lien and security interest in all property of Tenant now or hereafter placed in or upon the Premises for payment of all Rent and other sums agreed to be paid by Tenant under this Lease. The provisions of this section relating to such lien and security interest will constitute a security agreement under and subject to the “Uniform Commercial Code,” as enacted in the State, so that Landlord may enforce a security interest in all property of Tenant now or hereafter placed in or on the Premises, in addition and cumulative of the landlord’s liens and rights provided by law or by the other terms and provisions of this Lease. Landlord may enforce this landlord’s lien and security interest immediately upon a breach of this Lease by Tenant (whether an Event of Default will exist or not) if Tenant is vacating or is threatening to vacate the Premises. Tenant agrees to execute, as debtor, such financing statement or statements as Landlord may now or hereafter request. Landlord may at its election at any time file a copy of this page of this Lease and the signature page of this Lease as a financing statement, with Tenant as the “debtor” and Landlord as the “secured party.”
     11.3 Mechanic’s Liens. Tenant may not permit any mechanic’s liens, materialmen’s liens or other liens to be placed upon the Premises or the Complex for any work performed by or at the request of Tenant, or any assignee, sublessee or licensee of Tenant. If any such lien is attached to the Premises or the Complex and not discharged by payment, bonding or otherwise within 20 days after notice from Landlord to Tenant, then, in addition to any other right or remedy of Landlord, Landlord may, but is not be obligated to, discharge the same. Any amount paid by Landlord for the aforesaid purpose will be paid by Tenant to Landlord on demand as additional Rent and will bear interest at the Default Rate from the date paid by Landlord until reimbursed by Tenant.
SECTION 12 — DEFAULT; DISPUTES; REMEDIES
     12.1 Default by Tenant. The following events will be deemed to be events of default by Tenant under this Lease (each an “Event of Default”):
          (a) Tenant fails to timely pay any Rent and such failure continues for a period of 5 days after written notice of such default has been delivered to Tenant (but if Landlord has given Tenant 2 such notices during any 12-month period, Landlord will not be required to give further notice; thereafter, the failure by Tenant to make any payment of Rent when due hereunder will be an Event of Default without notice or grace period);
          (b) Tenant fails to comply with any terms, provisions or covenants of this Lease or any other agreement between Landlord and Tenant (other than a failure related to the non-payment of Rent), all of which terms, provisions and covenants will be deemed material, and such failure continues for a period of 30 days after written notice of such failure has been delivered to Tenant, or if such failure cannot reasonably be cured within such 30-day period, Tenant fails to commence to cure such failure within such 30-day period or thereafter fails to prosecute the cure diligently and continuously or fails to complete the cure within 60 days after the date of Landlord’s notice of default;
          (c) Tenant or any Guarantor takes any action to, or notifies Landlord that Tenant or any Guarantor intends to, file a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any state thereof; or a petition is filed against Tenant or any Guarantor under any such statute and is not dismissed within 60 days thereafter;
          (d) A receiver or trustee is appointed for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant or any Guarantor; or
          (e) Tenant abandons all or any substantial portion of the Premises or Tenant refuses to take occupancy of the Premises.
     12.2 Landlord’s Remedies.
          (a) Upon the occurrence of any Event of Default, Landlord may, at its option and without further notice to Tenant and without judicial process, in addition to all other remedies given hereunder or by law or equity, do any one or more of the following: (i) terminate this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord; (ii) enter upon and take possession of the Premises and expel or remove Tenant therefrom, with or without having terminated this

Lease; (iii) apply all or any portion of the Security Deposit to cure such Event of Default; (iv) change or re-key all locks to entrances to the Premises, and Landlord will have no obligation to give Tenant a new key to the Premises until such Event of Default is cured; and (v) remove from the Premises any furniture, fixtures, equipment or other personal property of Tenant, without liability for trespass or conversion, and store such items either in the Complex or elsewhere at the sole cost of Tenant and without liability to Tenant. Landlord may retain control over all such property for the purpose of foreclosing the security interest created by Section 11.2. Any of such furniture, fixtures, equipment or personal property not claimed within 30 days from the date of removal will be deemed abandoned.
          (b) Exercise by Landlord of any one or more remedies hereunder will not constitute forfeiture or an acceptance of surrender of the Premises by Tenant. Such surrender can be effected only by the written agreement of Landlord and Tenant.
          (c) If Landlord terminates this Lease by reason of an Event of Default, Tenant must pay to Landlord the sum of (i) the cost of recovering the Premises (including attorney’s fees and costs), (ii) the unpaid Rent and all other indebtedness accrued hereunder to the date of such termination, (iii) the amounts stated in Section 12.2(e), (iv) the total Rent which Landlord would have received under this Lease for the remainder of the Lease Term minus the Fair Market Rental Value (hereinafter defined) of the Premises for the same period, both discounted to present value at the Prime Rate (hereinafter defined) in effect upon the date of determination, and (v) any other damages or relief which Landlord may be entitled to at law or in equity. For the purposes of this section, “Fair Market Rental Value” will be the rental rate that would be received from a comparable tenant for a comparable lease for premises and other properties of equivalent quality, size, condition and location as the Premises, taking into account any free rent or other concessions that are generally prevailing in the marketplace at the time of Tenant’s default, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-let the Premises to a suitable new tenant. For purposes of this section, “Prime Rate” will mean the per annum rate of interest announced or published from time to time by Bank of America, N.A., Dallas, Texas (or its successors or assigns) as its prime commercial lending rate.
          (d) If Landlord repossesses the Premises without terminating this Lease, then Tenant must pay to Landlord the sum of (i) the cost of recovering the Premises (including attorney’s fees and costs), (ii) the unpaid Rent and other indebtedness accrued to the date of such repossession, and (iii) the total Rent that Landlord would have received under this Lease for the remainder of the Lease Term minus any net sums thereafter received by Landlord through reletting the Premises during said period after deducting expenses incurred by Landlord in connection with such reletting for advertising costs, brokerage commissions, architectural fees, tenant improvement costs and allowances and any other allowances or concessions provided by Landlord (amortized pro rata over the term of such new lease). Re-entry by Landlord will not affect the obligations of Tenant for the unexpired Lease Term. Tenant will not be entitled to any excess of rent obtained by reletting over the Rent required to be paid by Tenant hereunder. Actions to collect amounts due by Tenant may be brought 1 or more times, without the necessity of Landlord’s waiting until the expiration of the Lease Term. In addition, Landlord may, at any time following repossession of the Premises without termination of the Lease, elect to terminate the Lease and pursue the remedies available to Landlord pursuant to Section 12.2(c) above in lieu of the remedies available to Landlord pursuant to this Section 12.2(d).
          (e) If Landlord has terminated this Lease pursuant to Section 12.2(c), Tenant must also pay to Landlord the unamortized portion (assuming level amortization at 12% interest over the Lease Term), calculated as of the date of termination, of all leasing commissions, tenant improvement costs and allowances, architectural costs and allowances, any other allowances actually provided by Landlord and all other out-of-pocket costs actually incurred by Landlord related to this Lease.
          (f) Upon termination of this Lease or repossession of the Premises due to the occurrence of an Event of Default, Landlord will not be obligated to relet or attempt to relet the Premises.
          (g) If Tenant fails to make any payment, perform any obligation, or cure any default hereunder within 10 days after receipt of written notice thereof, Landlord, without obligation to do so and without thereby waiving such failure or default, may make such payment, perform such obligation, and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose). Tenant must pay all costs, expenses and disbursements (including attorneys’ fees) incurred by Landlord in taking such remedial action, plus, at the option of Landlord, interest thereon at the Default Rate.
     12.3 Default by Landlord. Landlord will be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for a period of 30 days after Tenant delivers written notice of such failure to Landlord. Tenant must also deliver written notice of such failure to the holder(s) of any indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises, of which Tenant has received actual notice. If such failure cannot reasonably be cured within the 30-day period, Landlord will not be in default hereunder as long as Landlord or such holder(s) commences the remedying of such failure within the 30-day period and diligently prosecutes the same to completion. Landlord will not be liable to Tenant for consequential, special or punitive damages by reason of a failure to perform (or a default) by Landlord under this Lease.
     12.4 Limitation on Landlord’s Liability. Tenant will be entitled to look solely to Landlord’s equity in the Complex for the recovery of any judgment against Landlord, and Landlord will not be personally liable for any deficiency with respect to the recovery of such judgment. This recourse limitation will not limit any right that Tenant might otherwise have to obtain specific performance of Landlord’s obligations under this Lease.
     12.5 Attorney’s Fees. If Landlord or Tenant employs an attorney to assert or defend any action arising out of the breach of any term, covenant or provision of this Lease, or to bring legal action for the unlawful detainer of the Premises, the prevailing party will be entitled to recover from the non-prevailing party attorney’s fees and costs of suit incurred in connection therewith. For purposes of this Section 12.5, a party will be considered to be the “prevailing party” if (i) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (ii) such party did not initiate the litigation and either (A) received a judgment in its favor, or (B) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (iii) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.
SECTION 13 — MISCELLANEOUS
     13.1 Notices. Any notice under this Lease must be in writing and must be sent to the appropriate Notice Address by (i) personal delivery, (ii) a recognized overnight courier, (iii) United States mail, postage prepaid, certified mail, return receipt requested, or (iv) facsimile with either electronic or telephonic verification of receipt, so long as the original of the facsimile notice is deposited in the United States mail within 3 days after the fax notice is sent. Notice by personal delivery or overnight courier will be effective upon receipt, notice by mail will be effective upon deposit in the United States mail in the manner above described and notice by facsimile will be effective upon electronic or telephonic verification of receipt. Any party may change its Notice Address by delivering appropriate written notice to the other party in the manner described above. The change in Notice Address will be effective 10 days after the effective date of the notice.
     13.2 Estoppel Agreements. Tenant will, from time to time, within 10 days after written request by Landlord, execute and deliver to such persons as Landlord may designate, an estoppel agreement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Lease have been paid, stating that the Landlord is not in default hereunder (or if Tenant alleges a default, stating the nature of such alleged default) and further stating such other matters as Landlord may reasonably require.
     13.3 No Implied Waiver. The failure of either party to insist at any time upon the strict performance of any covenant or agreement in this Lease or to exercise any right, power or remedy contained in this Lease will not be construed as a waiver or a relinquishment thereof for the future.
     13.4 Independent Obligations. The obligation of Tenant to pay Rent hereunder and the obligation of Tenant to perform Tenant’s other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder and are independent of the Landlord’s performance of Landlord’s duties and obligations hereunder.
     13.5 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease will be valid and enforced to the fullest extent permitted by law.
     13.6 Recording. Tenant agrees not to record this Lease. Upon written request from Tenant, Landlord will deliver to Tenant a memorandum of lease executed by Landlord in a form acceptable for recording in the real property records of the county in which the Premises is located, which Tenant may cause to be recorded at Tenant’s sole cost and expense.
     13.7 Governing Law. This Lease will be governed by the laws of the State in which the Premises is located. This Lease is performable in, and the exclusive venue for any action brought with respect hereto, will be in Dallas County in the State.
     13.8 Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, the party responsible for taking such action will not be liable or responsible for any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever (other than financial inability) beyond the control of the party responsible for taking such action (a “Force Majeure Event”). The period of time for taking action will be extended by the number of days of delay. However, the provisions of this Section 13.8 will never be construed as allowing an extension of time with respect to Tenant’s obligation to pay Rent when and as due under this Lease, except in those circumstances in which a Force Majeure Event actually prevents Tenant from accessing funds to pay Rent when and as due under this Lease, in which event Rent will be due and payable immediately on the day upon which the funds first become accessible.
     13.9 Time of Performance. Except as otherwise expressly provided herein, time is of the essence under this Lease.
     13.10 Commissions. Landlord and Tenant agree that the Broker is the only broker involved in the procurement, negotiation or execution of this Lease, and that the Broker’s commission will be paid by Landlord pursuant to a separate commission agreement. Landlord and Tenant hereby agree to defend, indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions, brokerage or similar fees claimed on account of the execution or renewal of this Lease, the expansion of the Premises, or the exercise of any other rights set forth in this Lease due to any action or statement of the indemnifying party.
     13.11 Merger of Estates. The voluntary or involuntary surrender of this Lease by Tenant, or a mutual cancellation thereof, will not constitute a merger of the Landlord’s fee estate in the Property and the leasehold interest created hereby. In that event, Landlord will have the option, in Landlord’s sole discretion, to either terminate or assume all or any existing subleases or subtenancies.
     13.12 Survival of Indemnities and Covenants. All indemnities of Landlord or Tenant and all covenants of Landlord or Tenant not fully performed on the date of the expiration or termination of this Lease will survive such expiration or termination.
     13.13 Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Lease.
     13.14 Entire Agreement. This Lease, including the exhibits listed in this Section 13.14, embodies the entire agreement between the parties hereto with relation to the Premises. There are no covenants, agreements, representations, warranties or restrictions between the parties hereto, other than those specifically set forth in this Lease. The following exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit “A”	—	Property Description
Exhibit “B”	—	Site Plan
Exhibit “C”	—	Rules and Regulations
Exhibit “D”	—	Tenant Improvements Agreement
Exhibit “E”	—	Acceptance of Premises Memorandum
Exhibit “F”	—	Moving Allowance
Exhibit “G”	—	Guaranty
     13.15 Amendment. To be effective, any amendment or modification of this Lease must be in writing and signed by Landlord and Tenant.
     13.16 Joint and Several Liability. If Tenant consists of more than 1 person or entity, the obligations of such parties under this Lease will be joint and several.
     13.17 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which will constitute an original instrument, but all of which will constitute one and the same agreement.
     13.18 Effect of Delivery of this Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option to be exercised by Tenant. This Lease will not be effective until a copy of this Lease executed by both Landlord and Tenant is delivered by Landlord to Tenant.
     13.19 Property Code. Tenant hereby waives any statutory rights otherwise applicable under Section 91.004 and Section 93.002 of the Texas Property Code. Landlord and Tenant hereby each acknowledge and agree that they are knowledgeable and experienced in commercial transactions and further hereby acknowledge and agree that the provisions of this Lease for determining charges, amounts and additional Rent payable by Tenant are commercially reasonable and valid even though such methods may not state precise mathematical formulae for determining such charges. ACCORDINGLY, TENANT

HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS TO WHICH TENANT MAY BE ENTITLED UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS SAME MAY BE HEREAFTER AMENDED OR SUCCEEDED.
[Signature page follows.]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD: FMBP INDUSTRIAL I LP, a Delaware limited partnership
By:	FMBP Industrial I GP LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

TENANT: FUNIMATION PRODUCTIONS, LTD, a Texas limited partnership
By:	Navarre CP, LLC, a Minnesota limited liability company, its General Partner

By:
Name:
Title: